Exhibit 99.1
CMS ENERGY ANNOUNCES THIRD QUARTER NET INCOME OF $73 MILLION,
OR $0.31 PER SHARE, AND AFFIRMS 2009 ADJUSTED EARNINGS GUIDANCE
     JACKSON, Mich., Oct. 30, 2009 — CMS Energy announced today reported net income of $73 million, or $0.31 per share, for the third quarter of 2009 compared to reported net income of $78 million, or $0.33 per share, in the same quarter of 2008.
     CMS Energy’s third quarter adjusted (non-Generally Accepted Accounting Principles) net income, which excludes the effects of asset sales and certain other items, was $76 million, or $0.32 per share. In the third quarter of 2008, the company had adjusted net income of $77 million, or $0.32 per share.
     For the first nine months of 2009, CMS Energy had reported net income of $216 million, or $0.92 per share, compared to reported net income of $224 million, or $0.94 per share, for the first nine months of 2008.
     On an adjusted basis, the company had net income of $207 million, or $0.88 per share, for the first nine months of 2009, compared to adjusted net income of $221 million, or $0.93 per share for the first nine months of 2008.
     CMS Energy reaffirmed its guidance for full year 2009 adjusted earnings of $1.25 per share. While the company expects 2009 reported earnings to be about the same as its adjusted earnings, reported earnings could vary because of several factors such as legacy issues associated with prior asset sales. Because of those uncertainties, the company isn’t providing reported earnings guidance.
     David Joos, the president and chief executive officer of CMS Energy, said the third quarter results reflected the continuing downturn in the state’s economy and the cooler-than-normal summer temperatures that reduced electricity demand at Consumers Energy.
     “We continue to focus on providing customers with reliable and affordable energy service in the most efficient and cost-effective manner. We’re making investments to deliver superior customer service and support long-term growth in Michigan,” Joos said.

     CMS Energy (NYSE: CMS) is a Michigan-based company that has an electric and natural gas utility, Consumers Energy, as its primary business and also owns and operates independent power generation businesses.
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CMS Energy provides financial results on both a reported (Generally Accepted Accounting Principles) and adjusted (non-GAAP) basis. Management views adjusted earnings as a key measure of the company’s present operating financial performance, unaffected by discontinued operations, asset sales, impairments, or other items detailed in the attached summary financial statements. Certain contingent obligations arising in connection with previously disposed assets or discontinued operations have the potential to impact, favorably or unfavorably, the company’s reported earnings in 2009.
This news release contains “forward-looking statements” as defined in Rule 3b-6 of the Securities Exchange Act of 1934, as amended, Rule 175 of the Securities Act of 1933, as amended, and relevant legal decisions. The forward-looking statements are subject to risks and uncertainties. They should be read in conjunction with “MANAGEMENT’S DISCUSSION AND ANALYSIS — FORWARD-LOOKING STATEMENTS AND INFORMATION” and “RISK FACTORS” sections of CMS Energy’s Form 10-K and Consumers Energy’s Form 10-K each for the Year Ended December 31, 2008 and as updated in CMS Energy’s and Consumers Energy’s Forms 10-Q for the Quarters ended March 31, 2009 and June 30, 2009. CMS Energy’s and Consumers Energy’s “MANAGEMENT’S DISCUSSION AND ANALYSIS — FORWARD-LOOKING STATEMENTS AND INFORMATION” and “RISK FACTORS” sections are incorporated herein by reference and discuss important factors that could cause CMS Energy’s and Consumers Energy’s results to differ materially from those anticipated in such statements.
For more information on CMS Energy, please visit our web site at: www.cmsenergy.com
Media Contacts: Jeff Holyfield, 517/788-2394 or Dan Bishop, 517/788-2395
Investment Analyst Contact: CMS Energy Investor Relations, 517/788-2590

CMS Energy Corporation
SUMMARIZED CONSOLIDATED STATEMENTS OF INCOME
(In Millions, Except Per Share Amounts)

	Third Quarter		Nine Months
	(Unaudited)		(Unaudited)
	2009	2008	2009	2008
Operating Revenue	$1,274	$1,428	$4,608	$4,977

Income (Loss) from Equity Method Investees	(1)	5	(2)	3

Operating Expenses	1,035	1,221	4,021	4,360

Operating Income	$238	$212	$585	$620

Other Income (Deductions)	(3)	3	54	37

Interest Charges	103	98	307	296

Income before Income Taxes	$132	$117	$332	$361

Income Tax Expense	51	36	128	123

Income from Continuing Operations	$81	$81	$204	$238

Income from Discontinued Operations	—	1	29	—

Net Income	81	82	233	238

Income Attributable to Noncontrolling Interests	6	2	9	6

Net Income Attributable to CMS Energy	$75	$80	$224	$232

Preferred Dividends	2	2	8	8

Net Income Available to Common Stockholders	$73	$78	$216	$224

Income Per Share
Basic	$0.32	$0.35	$0.95	$0.99
Diluted	0.31	0.33	0.92	0.94

CMS Energy Corporation
SUMMARIZED CONSOLIDATED BALANCE SHEETS
(In Millions)

	September 30	December 31
	2009	2008
	(Unaudited)
Assets
Cash and cash equivalents	$183	$213
Restricted cash and cash equivalents	30	35
Other current assets	2,449	2,579

Total current assets	$2,662	$2,827
Net plant and property	9,566	9,190
Investments	9	11
Non-current assets	2,646	2,873

Total Assets	$14,883	$14,901

Stockholders’ Investment and Liabilities
Capitalization
Debt and capital and finance leases (*)
Long-term debt and capital leases (excluding FIN 46 debt, finance leases and securitization debt)	$6,471	$6,204
FIN 46 debt and finance leases	104	254

Total debt and capital and finance leases	$6,575	$6,458
Preferred stock and securities	283	287
Noncontrolling interests	53	52
Common stockholders’ equity	2,634	2,476

Total capitalization	$9,545	$9,273
Securitization debt	253	277
Current liabilities	1,118	1,349
Non-current liabilities	3,967	4,002

Total Stockholders’ Investment and Liabilities	$14,883	$14,901

(*) Current and long-term
CMS Energy Corporation
SUMMARIZED STATEMENTS OF CASH FLOWS
(In Millions)

	Nine Months
	(Unaudited)
	2009	2008
Beginning of Period Cash	$213	$348

Cash provided by operating activities	$638	$181
Cash used in investing activities	(679)	(538)

Cash flow from operating and investing activities	$(41)	$(357)
Cash provided by financing activities	11	171
Total Cash Flow	$(30)	$(186)

End of Period Cash	$183	$162

CMS Energy Corporation
SUMMARY OF CONSOLIDATED EARNINGS
Reconciliations of GAAP Net Income to Non-GAAP Adjusted Net Income
(In Millions, Except Per Share Amounts)

	Third Quarter		Nine Months
	(Unaudited)		(Unaudited)
	2009	2008	2009	2008
Net Income Available to Common Stockholders	$73	$78	$216	$224

Reconciling Items:
Discontinued Operations Income	—	(1)	(29)	—

Unrealized Investment Loss	—	8	—	8

Asset Sales (Gains) Losses and Other	3	(8)	20	(11)

Adjusted Net Income — Non-GAAP Basis	$76	$77	$207	$221

Average Number of Common Shares Outstanding
Basic	227	226	227	225
Diluted	239	236	236	238

Basic Earnings Per Average Common Share

Net Income Per Share as Reported	$0.32	$0.35	$0.95	$0.99

Reconciling Items:
Discontinued Operations Income	—	(0.01)	(0.13)	—

Unrealized Investment Loss	—	0.03	—	0.03

Asset Sales (Gains) Losses and Other	0.01	(0.03)	0.09	(0.04)

Adjusted Net Income — Non-GAAP Basis	$0.33	$0.34	$0.91	$0.98

Diluted Earnings Per Average Common Share

Net Income Per Share as Reported	$0.31	$0.33	$0.92	$0.94

Reconciling Items:
Discontinued Operations Income	—	(0.01)	(0.13)	—

Unrealized Investment Loss	—	0.03	—	0.03

Asset Sales (Gains) Lossesand Other	0.01	(0.03)	0.09	(0.04)

Adjusted Net Income — Non-GAAP Basis	$0.32	$0.32	$0.88	$0.93

Note:	Management views adjusted (non-Generally Accepted Accounting Principles) earnings as a key measure of the Company’s present operating financial performance, unaffected by discontinued operations, asset sales, impairments, or other items detailed in these summary financial statements.